To:	The Board of Directors and Stockholders
of Sino Gas International Holdings, Inc.

Consent of Independent Registered Public Accounting Firm

We hereby consent to your reference of our audit report dated March 26, 2011 on the consolidated financial statements as of and for the years ended December 31, 2010 and 2009, of Sino Gas International Holdings, Inc., from the Company’s Annual Report on Form 10-K.

For the purpose of the aforesaid Form 10-K, we also consent to the reference of our firm as “Experts” under the Experts’ caption, which, in so far as applicable to our firm means accounting experts.

/s/ Samuel H. Wong & Co., LLP
San Mateo, California	Samuel H. Wong & Co., LLP
March 28, 2011	Certified Public Accountants